Consent of Independent Auditors'

The Board of Directors
Frontier Airlines, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-83811 on Form S-8 of our report dated May 31, 2000, with respect to the balance sheets of Frontier Airlines, Inc. as of March 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 Form 10-K of Frontier Airlines, Inc.

KPMG LLP

Denver, Colorado
June 28, 2000